U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ehrman                          Michael                    L.
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     (Last)                          (First)                (Middle)

     c/o I.D. Systems, Inc.
     One University Place
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                                    (Street)

     Hackensack                        NJ                    07610
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       (City)                       (State)                  (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     I.D. Systems, Inc.  IDSY

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     12/00

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

          Executive Vice President
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          --             --              --          --     --       81,525         D         --
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
If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or       3.                Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-    Trans-            Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     action            Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Date     4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       (Instr.  Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   8)       action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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                                                                                Common
Options             $0.80       --    --   --     --    --    7/8/96   7/8/05   Stock    17,500   (1)      17,500    D        --
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                                                                                Common
Options             $0.80       --    --   --     --    --    7/8/97   7/8/05   Stock    17,500   (1)      17,500    D        --
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                                                                                Common
Options             $0.80       --    --   --     --    --    7/8/98   7/8/05   Stock    17,500   (1)      17,500    D        --
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                                                                                Common
Options             $0.80       --    --   --     --    --    7/8/99   7/8/05   Stock    17,500   (1)      17,500    D        --
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                                                                                Common
Options             $0.80       --    --   --     --    --    7/8/00   7/8/05   Stock    17,500   (1)      17,500    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/3/98   9/3/07   Stock    20,000   (1)      20,000    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/3/99   9/3/07   Stock    20,000   (1)      20,000    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/3/00   9/3/07   Stock    20,000   (1)      20,000    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/3/01   9/3/07   Stock    20,000   (1)      20,000    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/3/02   9/3/07   Stock    20,000   (1)      20,000    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/1/99   9/1/08   Stock    18,125   (1)      18,125    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/1/00   9/1/08   Stock    18,125   (1)      18,125    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/1/01   9/1/08   Stock    18,125   (1)      18,125    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/1/02   9/1/08   Stock    18,125   (1)      18,125    D        --
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                                                                                Common
Options             $1.20       --    --   --     --    --    9/1/03   9/1/08   Stock    18,125   (1)      18,125    D        --
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                                                                                Common
Options             $7.56    1/19/00  A    --   15,000  --    1/19/01  1/19/10  Stock    15,000   (2)      15,000    D        --
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                                                                                Common
Options             $7.56    1/19/00  A    --   15,000  --    1/19/02  1/19/10  Stock    15,000   (2)      15,000    D        --
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                                                                                Common
Options             $7.56    1/19/00  A    --   15,000  --    1/19/03  1/19/10  Stock    15,000   (2)      15,000    D        --
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                                                                                Common
Options             $7.56    1/19/00  A    --   15,000  --    1/19/04  1/19/10  Stock    15,000   (2)      15,000    D        --
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                                                                                Common
Options             $7.56    1/19/00  A    --   15,000  --    1/19/05  1/19/10  Stock    15,000   (2)      15,000    D        --
====================================================================================================================================

Explanation of Responses:

(1)  Granted pursuant to Issuer's 1995 Employee Stock Option Plan.
(2)  Granted pursuant to Issuer's 1999 Employee Stock Option Plan.



/s/ Michael L. Ehrman                                       February 8, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Michael L. Ehrman

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.